                                                                  EXHIBIT 99.1



        REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE
        -----------------------------------------------------------------

To the Shareholders and Board of Directors of Michael Baker Corporation

Our audits of the consolidated financial statements referred to in our report dated March 15, 2002 appearing in the 2001 Annual Report to Shareholders of Michael Baker Corporation (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the financial statement schedule listed in Item 14(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
------------------------------
Pittsburgh, Pennsylvania
March 15, 2002